                                  EXHIBIT 11.1

                   Computation of proforma net loss per share

                                  EXHIBIT 11.1
                       Computation of Net Loss Per Share


                                                       Years ended December 31,
                                              -----------------------------------------
                                                   1996          1995           1994
                                              -----------------------------------------
Net loss                                      ($16,775,605)  ($8,020,547)   ($8,561,487)
                                              ============   ===========    ===========
Calculation of shares used in computing net
loss per share:
  Weighted average common shares
  outstanding used in calculating net loss
  per share in accordance with generally
  accepted accounting principles                11,451,334     2,498,295      1,422,478

  Adjustments to reflect certain
  requirements of the SEC:
    Effects of SAB 83                                            224,839        332,175
    Conversion of preferred stock-
    weighted average shares                                    5,994,416      5,018,525
                                              ------------   -----------    -----------
Shares used in computing net loss per share     11,451,334     8,717,550      6,773,178
                                              ============   ===========    ===========

Net loss per share                                  ($1.46)       ($0.92)        ($1.26)
                                              ============   ===========    ===========